Russell Investments

U.S. Code of Ethics

We behave with non-negotiable integrity.

We have a genuine focus on our people, including family, community and personal goals.

We strive to exceed client expectations.

JANUARY 2015

Table of contents

CHAPTER PAGE

ABOUT THE U.S. CODE OF ETHICS	1
Overview	1
Certification	1
Reporting Violations	1

CONFLICTS OF INTEREST	2
Overview	2
Personal Conflicts	2
Company Conflicts	3
General Procedures for Managing Potential Conflicts of Interest	3
Specific Policies for Managing Potential Conflicts of Interest	4

CONFIDENTIALITY AND PRIVACY	4

INSIDER TRADING	5
Overview	5
Restrictions	5
Russell Index Restrictions	6
Watch List	6
Reporting Obligations When In Contact With Watch List Information	6
Confidential Information Relating to an Engagement or Proposed Transaction	6

PERSONAL TRADING	7

OUTSIDE ACTIVITIES	7
Overview	7
Service with a Community Organization	8
Honoraria	8

PERSONAL POLITICAL CONTRIBUTIONS	9
Overview	9

GIFTS AND ENTERTAINMENT	9
Overview	9
Gifts	9
Entertainment	10
Travel Paid by Others	10

TRAINING AND EDUCATION	11

CONSEQUENCES FOR VIOLATING THE CODE	11

ADMINISTRATION OF THE CODE	11
Exceptions to the Code	11
Restrictions on Use of the Code	11
Amendments to the Code	11

APPENDIX 1: U.S. PERSONAL TRADING POLICY AND PROCEDURES

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ABOUT THE U.S. CODE OF ETHICS

Overview

Our business is highly regulated, and Russell is committed as a company to compliance with those regulations. In particular, U.S. regulations require that investment management companies, such as Russell, implement a written code of ethics designed to set forth standards of conduct and promote compliance with federal securities laws related to such topics as conflicts of interest, confidentiality, insider trading, personal trading, outside activities, gifts and entertainment.

Russell’s U.S. Code of Ethics (the “U.S. Code”) has been designed to satisfy this regulatory requirement and help prevent any of us from engaging in any act, practice or course of business prohibited under applicable securities laws, regulations and rules. Further, the U.S. Code has been designed to supplement Russell’s Global Code of Conduct and support Russell’s value statements, protect the interests of our clients and reinforce the reputation of Russell for non-negotiable integrity by providing important details regarding some of the policies summarized in the Global Code of Conduct.

Each of us must recognize our obligations as individuals to understand and obey the laws that apply to us in the conduct of our duties at Russell. We must keep in mind that we have a fundamental duty at all times to put our clients’ interests first and that our behavior, including our personal investing activity, must meet our obligations to our clients.

You must adhere to the requirements of the U.S. Code and applicable laws, regulations and rules—doing so is a fundamental part of your job at Russell.

If you have any questions regarding your obligations under the U.S. Code, please contact the Compliance Department.

Certification

All U.S. Associates are considered “access persons” and are required to certify in writing upon hire and annually thereafter that they (i) received a copy of the U.S. Code, (ii) read and understand it and (iii) agree to comply with its terms.

Students interning with Russell in the U.S. and temporary and contract Associates in the U.S. with terms expected to exceed three months are also considered “access persons” and required to certify to the U.S. Code unless a specific exception has been granted by the Compliance Department.

The individuals described above are also required at least annually to certify to information concerning their personal security accounts, private securities transactions and other information as described in the U.S. Code. All certifications and reporting required under the U.S. Code must be made via the PTA system which can be accessed via the main page of Russell’s intranet site or through the Compliance tab on Russell’s U.S. intranet site.

Reporting Violations

You are required to promptly report any actual or suspected violations of the U.S. Code and the policies and guidelines referenced in it to the Compliance Department. Alternatively, Russell has a confidential Ethics Hotline for you to report any actual or suspected instances of unethical or illegal conduct, auditing matters or violations of other Russell policies on the part of another Associate, contractor or vendor. If desired, you may report such matters to the Legal Department. Every effort is made to ensure confidentiality while still allowing matters to be properly investigated and resolved. Retaliation against an individual who in good faith reports any actual or suspected violation is strictly prohibited.

Concealing or covering up any violation of the U.S. Code is itself a violation. You are not authorized or required to carry out any order or request to engage in conduct which would violate the U.S. Code or any other company policies or to cover up any violation and, if you receive such an order or request, you must promptly report it. You are also required to cooperate fully with compliance and ethics investigations and audits, and to answer questions truthfully to the best of your ability.

The Ethics Hotline is answered by an outside agency which documents and relays reported matters to a central administrator in Seattle for further investigation. The administrator coordinates and

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oversees investigation and follow-up and, if required, appropriate corrective action. Calls may be made on an anonymous basis if desired. Each caller is assigned a case number by the outside agency, which the caller may use to call back and receive a status report on his or her call.

All violations of the U.S. Code will be promptly reported to the applicable Chief Compliance Officer and documented in the U.S. Code of Ethics Violations Log.

The Ethics Hotline is available 24 hours a day, every day (including holidays) at 1-800-932-5378.

CONFLICTS OF INTEREST

Overview

When acting as fiduciaries, we have an affirmative duty of care, loyalty, honesty, good faith and fair dealing to act in the best interests of our clients. Compliance with this duty requires that we avoid conflicts of interest or at least fully disclose all material facts concerning any conflict that does arise with respect to any client. Under no circumstances should the interests of Russell or you be placed improperly before the interests of our clients.

Russell’s business depends in large part on the quality and integrity of our manager research and recommendations. We, therefore, have a strong incentive to ensure that we manage potential conflicts effectively to avoid even the appearance that our recommendations may be compromised. You should avoid taking any action that would call into question Russell’s manager recommendations or lead clients to unsuitable investment choices.

As you know, Russell operates in multiple lines of business in many countries and offers a variety of products and services to a diverse and complex client base. In many instances, Russell may act in a number of different capacities. As a result of this complexity, Russell and you face potential conflicts of interest. For example, potential conflicts may arise if Russell offers a product or service to a client for which Russell also acts in a fiduciary capacity (i.e., as manager or adviser) or if Russell’s corporate interests were to be adverse to those of a client. In addition, conflicts may arise if your personal interests interfere with the interests of Russell or a client.

It is important to note that potential conflicts of interest often arise in the ordinary course of business. Russell’s policies are focused on the identification and management of these potential conflicts. In some cases, potential conflicts may be managed with internal Russell firewalls; in other cases the preferred course of action is transparency through disclosure. In still other cases, the existence of a potential conflict may require that, following disclosure, one party or the other must provide written consent. Finally, in some cases, conflicts cannot be managed and must be avoided outright. In no case should incentives be created that would cause Russell or you to be influenced by a conflict of interest or to fail to properly identify and manage a potential conflict of interest.

Conflicts that are not appropriately managed may harm clients. Even the appearance of a potential conflict that has not been appropriately managed may severely damage Russell’s reputation. You must be able to identify potential conflicts. Many of those potential conflicts and the appropriate manner in which they should be resolved are described below. However, it is impossible to recount all potential conflicts which Russell or you may face.

Although it is not possible to foresee every potential conflict of interest that may arise, you should be sensitive to actual or potential conflicts and bring them to the attention of your supervisor and seek the advice of the Compliance Department when confronted with any conflict of interest issues.

Personal Conflicts

You must avoid situations in which your personal interests conflict with the interests of Russell or a client. Personal influence or personal relationships may not be used improperly in a manner in which you would benefit personally to the detriment of Russell or our clients. You should avoid any situation which might compromise your objectivity or otherwise impair your ability to exercise independence of judgment with respect to business in which you are involved on behalf of Russell or any client. You may not divert directly or indirectly for personal benefit any investment or other business opportunities which come to your attention in the course of your duties at Russell without the written approval of your supervisor and the Compliance Department or Legal Department.

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Company Conflicts

Russell, as a general rule, does not enter into material transactions with its own directors or employees or with enterprises in which they have material personal interests or interlocking relationships. However, where it is determined that it is in Russell’s best interests to make an exception to this general rule, and no client would be adversely affected, the material personal interest or interlocking relationship shall be disclosed to Russell’s Board of Directors and to the board of directors of the relevant Russell subsidiary (with full knowledge of the transaction’s terms and the interests involved, and with any interested director not voting) who must approve the transaction as reasonable and fair to the interests of Russell and not adverse to the interests of any of our clients.

Although not typically presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationships between Russell’s investment funds and the investment advisor or other corporate entities within Russell that provide services to those funds. In such cases, there may be certain individuals who function as officers of, or in a management capacity for, both the funds and the other Russell corporate entities that provide services to the funds.

It is recognized that all such persons will, in the normal course of their duties, establish policies and implement decisions that may have a different effect on the funds than on other Russell corporate entities that are parties to contractual relationships with those funds. Your participation in such activities is inherent in these contractual relationships and is consistent with the performance of any duties you may have as an officer of, or in a management capacity for, those funds. If performed in conformity with the provisions of the Investment Company Act of 1940 and the Investment Advisers Act of 1940, such activities will be deemed to have been handled appropriately.

Examples of unacceptable activities that could, if permitted, create a potential conflict of interest include, but are not limited to the following:

Ý Favoring investment managers who purchase Russell’s or a Russell affiliates’ products or services including, but not limited to, Russell Index products and Russell implementation services,

Ý	Recommending Russell’s or a Russell affiliate’s investment product or service that may not be appropriate for the client,

Ý	Revealing confidential client information to facilitate the sale of Russell’s or a Russell affiliates’ products or services,

Ý	Inequitable communicating of changes in rankings of investment managers or other fund information, and

Ý	Compensating manager research analysts or consulting staff in a manner that could compromise their objectivity.

General Procedures for Managing

Potential Conflicts of Interest

To ensure that potential conflicts of interest are managed properly, Russell has implemented policies and procedures, including, but not limited to, the following:

Ý	Creating a corporate culture that encourages associates to perform their jobs in an ethical, accountable manner and a work environment where associates feel free to speak truthfully to management,

Ý	Documenting, circulating, educating, and requiring employees to acknowledge adherence to this Code, and as required, other written policies and procedures,

Ý	Implementing compensation policies and practices that align the interests of its Associates with those of its clients,

Ý	Maintaining appropriate firewalls among the company’s business units to ensure that confidential client information is secure,

Ý	Maintaining confidential, non-public client or fund information with a duty of care and with the best interests of the client or fund being the paramount consideration, and,

Ý	Requiring Associates to report, and in some cases, pre-approve items given or received which are subject to Russell’s various gifts and entertainment policies.

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Specific Policies for Managing

Potential Conflicts of Interest

Investment managers may not be charged fees, or be required to purchase Russell’s or a Russell affiliates’ products or services, in order to be included in Russell’s manager research database. Russell’s existing or potential business relationships with investment managers may not be considered in determining investment manager rankings. You must not offer special consideration to investment managers in the research process as an inducement to purchase our products or services.

New manager ranks, rank changes, and other manager evaluations are to be communicated as soon as practical to Russell’s advisory clients. Prior to communication of changes in manager rankings, deliberations and discussions about a particular manager remain confidential. You must ensure equitable distribution of material information to internal and external clients.

Financial data regarding Russell’s business relationships with investment managers is restricted. Firewalls are to be maintained between manager research activities and Russell’s other business units, such that analysts in manager research do not have access to data that shows the extent to which investment managers have business relationships with other Russell business units.

Client relationships that are spread across several business units may be managed by a designated “relationship manager” or “primary contact,” whose duties include designating the Associates who are entitled to receive confidential client information in order to best serve the interests of that client, and ensuring that potential conflicts of interest are managed properly.

Consulting staff may periodically provide a client with general information about other Russell products or services that are appropriate to that client’s needs. Consulting staff may not, however, provide consulting advice on other Russell affiliates’ products or services to consulting clients. Consulting staff should refer consulting clients who are interested in these other products and services to the appropriate business unit for further information.

If you are aware of a potential conflict of interest that appears unknown to others or unmanaged, you should report such matter to your supervisor and the Compliance Department or the Legal Department.

CONFIDENTIALITY AND PRIVACY

Confidentiality is another fundamental duty we owe to our clients, as well as to our fellow Associates. We must keep all information about our clients and former clients in strict confidence, including their identity (unless they consent), financial circumstances, security holdings, as well as the advice furnished to them by us.

Consistent with Russell’s policy on insider trading described in the following section, you are prohibited from disclosing to persons outside Russell any material, non-public information about any client, the securities investments made by Russell on behalf of any client, information about contemplated securities transactions or information regarding Russell’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes or as required by law.

You must ensure that any disclosure of fund and model portfolio holdings is timed appropriately to avoid having some clients receive such information earlier than other clients.

You must also protect and maintain the confidentiality of other sensitive, proprietary and non-public, personal information which may come into your possession regarding Russell, Associates, clients, distributors, vendors and any other persons or entities. You must not disclose such information to any persons or entities outside of Russell without prior authorization from Russell or as mandated by law or regulation. The dissemination of such information within Russell should be restricted only to those of us who have a “need to know” in order to facilitate a particular task or strategic project.

You should be particularly mindful of your obligations to protect confidential information related to the following:

Ý	Business strategies,

Ý	Product design or development plans (including fund closures and mergers),

Ý	Product distribution plans and the identity and nature of arrangements with potential business partners,

Ý	Client or fund information such as holdings, strategies or trading information, or any information about which a client requires confidentiality,

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Ý	Private or non-public, personal information regarding clients and Associates,

Ý	Financial results, and

Ý	Legal postures, strategies or proceedings. If you become aware that the security of any confidential, sensitive, proprietary or non-public, personal information may have been compromised, lost or stolen, you should promptly report the matter to the Compliance Department.

INSIDER TRADING

Overview

From time-to-time, you may come into possession of material, non-public information about public companies and clients. Generally, information would be considered “material” where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Information is consider “non-public” until it has been disseminated broadly to investors in the marketplace.

You may obtain material, non-public information as a result of your conversations with clients, managers and other vendors and distributors who are, or are affiliated with, public companies. Additionally, you may come into contact with trading information about clients (including trading by the Russell funds) through access to client holdings, Russell fund information or Russell Indexes information, through knowledge of manager changes and transitions, and through knowledge of actual orders to be placed through Russell’s trading areas or other Russell fund and client brokers.

U.S. securities laws and regulations make it illegal:

Ý	To trade on material non-public information about public companies, or to provide such information to others who may trade in reliance on such information (i.e., insider trading), and

Ý	To take advantage of clients by purchasing or selling ahead of client orders (i.e., front running). You are prohibited from trading, either personally or on behalf of others, including in accounts managed by Russell, on material, non-public information or communicating material, non-public information to others in violation of the law or the U.S. Code.

The consequences of engaging in insider trading and front running are severe and include sanction or dismissal by Russell, as well as civil and criminal penalties. If you are not sure whether a securities transaction would violate the law or the U.S. Code because of non-public information in your possession, you should assume that the trade is not permitted until you obtain proper advice to the contrary from the Compliance Department or the Legal Department.

Restrictions

If you obtain or possess material, non-public information concerning any company:

Ý You must not purchase, sell, recommend, or direct the purchase or sale of any security of such company. If you communicate material, non-public information to another person or entity who then trades in reliance on such information, you may be subject to sanctions as though you had directly bought or sold the securities for your own account. Ý You must allow sufficient time to elapse after such information is disclosed to the general public for the investing public to assimilate and evaluate the information, before taking any action for your personal account on the basis of the disclosed facts.

If you possess information about client or fund holdings or trading activity:

Ý You must adhere to any business-specific policies and procedures concerning the disclosure of holdings and trading information that may apply to you in the course of your duties at Russell. Ý You must not purchase or sell a security if you know that the purchase or sale:

•	May permit you to take advantage of the market effect of purchases and sales of securities by Russell or any client of Russell, or

•	Would otherwise compete with transactions of Russell or any client of Russell.

Ý You must not disclose such information to any person inside or outside of Russell except:

•	To the extent the holdings information has been made public,

•	As reasonably required in the regular course of your duties in furtherance of your obligations to Russell or Russell’s obligations to its clients and the funds,

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•	As required by applicable law, or

•	As authorized by a member of Russell’s Executive Committee, Legal Department or Compliance Department.

Russell Index Restrictions

If you obtain confidential information related to changes in the design and construction of the Russell Indexes, or to specific securities under consideration for addition to, removal from, or adjustment within one of the Russell Indexes, you are subject to the firewalls Russell has established to prevent the flow of such information to any business units or Associates, except those with a legitimate need to know such information.

If you possess such information, please refer to the Russell Index Requirements and Restrictions section contained within the U.S. Personal Trading Policy and Procedures in Appendix 1.

Watch List

Russell’s Compliance Department maintains a “Watch List” of companies about which Russell or its Associates may be in possession of material, non-public information. If you are a recipient of, contributor to, or otherwise responsible for, maintaining the Watch List or if you are noted on the Watch List as being in possession of material, non-public information (i.e., Associates who are “over the wall”), you may not purchase, sell, recommend, or share your knowledge of the securities appearing on the Watch List. If you are not privy to information noted on the Watch List, you may trade in Watch List securities. However, you should be aware that your trading activity is otherwise subject to oversight by the company.

Reporting Obligations When In Contact With Watch List Information

If Russell is involved in a potential business transaction, business relationship, or other company-related activity that involves potential material, nonpublic information, then the procedures described below should be followed.

The project leader, department manager, or appropriate Executive Committee member shall be responsible for notifying the Compliance Department that a company is to be placed on the Watch List. Information to be provided includes:

Ý	The name of the issuer(s) involved in the engagement or proposed transaction and any code names assigned,

Ý	The name of any other party to the engagement or proposed transaction,

Ý	The date of the assignment or date upon which monitoring of securities transactions should begin,

Ý	The nature of the engagement or proposed transaction, and

Ý	The names of all Associates who have knowledge of the information.

In addition to the initial reporting of a company to be placed on the Watch List to the Compliance Department, the project leader, department manager or appropriate Executive Committee member shall also be responsible for:

Ý	Maintaining confidentiality of information received in connection with an engagement or proposed transaction,

Ý	Ensuring that any changes or additional information relating to the engagement or proposed transaction that are related to this Watch List procedure are communicated to the Compliance Department,

Ý	Approving any additional Associates who are brought “over the wall” on an engagement or proposed transaction, particularly those Associates from other business units of Russell, and notifying the Compliance Department of such additions,

Ý	Notifying the Compliance Department of any instances in which confidential information may have been inadvertently passed to someone outside the scope of the engagement or proposed transaction, and

Ý	Contacting the Compliance Department to delete a company or issuer from the Watch List.

Confidential Information Relating to an Engagement or Proposed Transaction

Information concerning the billing or payment of client fees and expenses may inadvertently “tip” Associates to the existence of an engagement or proposed transaction.

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To preserve the confidentiality of such information, the project leader, department manager or appropriate Executive Committee member shall:

Ý	With the assistance of the Chief Financial Officer, select a limited number of accounting personnel to handle all accounting work on the engagement or proposed transaction,

Ý	Assign code names for all communications with assigned accounting personnel, and

Ý	Promptly notify assigned accounting personnel of any new or changed information that is relevant to the engagement or proposed transaction.

Information storage and communications are key elements in maintaining the confidentiality of engagements and proposed transactions. Project participants should follow the procedures below when in possession of information relating to an engagement or proposed transaction:

Ý	Utilize assigned code names, whenever possible, in communications,

Ý	Maintain hardcopy files in locking file cabinets; electronic files should be encrypted and maintained in special system libraries, and

Ý	In all cases, access should be limited to only those Associates actively participating on the project team.

Transmission of hardcopy information internally should be made using “Confidential” envelopes. Use of e-mail should be avoided unless proper encryption protocols are utilized.

PERSONAL TRADING

In order to ensure that you trade in your personal investment accounts lawfully and in a manner that avoids actual or potential conflicts between your interests and the interests of Russell and our clients, you must report certain securities transactions and holdings to the Compliance Department through the PTA system which can be accessed via the main page of Russell’s intranet site or through the Compliance tab on Russell’s U.S. intranet site.

The information below summarizes some of the more significant requirements that apply to the personal trading activity of you, your family members and other financial dependents:

Ý You must disclose certain investment accounts,

Ý You must submit initial and annual holdings reports and quarterly transactions reports, subject to certain exceptions,

Ý You must obtain prior approval for certain securities transactions,

Ý You are prohibited from purchasing a security you have sold in the previous 60 days, or selling a security you have purchased in the previous 60 days,

Ý You may be prohibited from trading a security that is being traded in a Russell investment strategy,

Ý You may be prohibited from acquiring securities in an initial public offering, and

Ý You must obtain prior approval before entering into any private securities transaction, such as a limited partnership or private placement.

You should refer to the “U.S. Personal Trading Policy and Procedures” in Appendix 1 for more detailed information about your personal trading obligations.

OUTSIDE ACTIVITIES

Overview

Your involvement in activities outside of Russell may present conflicts of interest as well. You must obtain prior approval from the Compliance Department through the PTA system of any outside business affiliation, employment or acceptance of compensation from any other person or entity based on any business activity outside the scope of your employment relationship with Russell, including the following:

Ý Accepting directorships, governorships or trusteeships,

Ý Becoming an officer, director or partner of any business organization,

Ý Being employed full or part-time by another organization,

Ý Receiving compensation from another organization, and

Ý Engaging in personal or family business opportunities.

With regard to any outside employment or business affiliation:

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Ý You must avoid any business activity, outside employment or professional service that competes with Russell or conflicts with the interests of Russell or its clients unless you have received prior written approval from the Compliance Department.

Ý You must disclose to your supervisor and the Compliance Department any situation that could present a conflict of interest or the appearance of a conflict of interest with Russell or any client and discuss how any attendant risks are controlled.

Ý You may not accept any fiduciary appointments such as administrator, executor, or trustee, including those arising from family or other close personal relationships, without obtaining prior approval from your manager and the OCLO.

Ý You may not use Russell resources, including computers, software, proprietary information, letterhead and other property in connection with any employment or other business activity outside Russell.

The Compliance Department may discuss any request for approval of an outside activity with your supervisor and other appropriate Associate with knowledge relevant to the request as necessary before deciding whether to approve or deny the request.

In order to serve on the board of directors of a publicly traded company, in addition to obtaining prior approval from the Compliance Department, you must obtain prior approval in writing from Russell’s Chief Executive Officer and its Chief Legal Officer

In addition to approval from the Compliance Department, outside employment or affiliations of Russell’s CEO must be approved by Russell’s Chief Legal Officer and its Board of Directors or the Audit Committee of the Board.

Service with Community Organizations

Philanthropy is an important component of Russell’s corporate responsibility and we should contribute positively to the social, civic, educational and cultural vitality of communities in which we operate. Service with community organizations does not require prior approval, subject to the following conditions:

Ý If it can be reasonably anticipated that you will provide investment advice or other services of a similar nature to those offered by Russell to the community organization, you must obtain prior written approval from the Compliance Department, Russell’s CEO and the Chief Legal Officer.

Ý	If Russell provides services to the community organization that you are affiliated with, you should report the information to the Compliance Department.

Ý	If you are to be compensated by the community organization or by a third party for services rendered to the community organization, you must obtain prior approval from the Compliance Department.

Ý	If you are a member of a community organization board or otherwise may influence the decision whether to employ Russell or an unrelated service provider that may utilize the services of Russell, you must abstain from participating in the selection of the service provider or Russell.

Ý	With the exception of activities undertaken on behalf of organizations with which Russell has some formal participatory relationship (e.g., Pierce County United Way campaign), you may not use Russell resources, including computers, software, proprietary information, letterhead and other property in support of any such engagement without Russell’s prior consent.

Ý	All potential conflicts of interest, including the fact that you are employed by Russell, must be memorialized in writing to the appropriate individual within the community organization.

Honoraria

Associates are frequently asked to attend events sponsored by business, educational, civic, and charitable organizations. Such engagements may involve Associates in their professional capacities as representatives of Russell or in their personal capacities as members of an organization or of the community. These organizations frequently offer to pay an honorarium, or to reimburse the Associate for reasonable and customary travel expenses incurred in attending the event.

When acting in a personal capacity:

Ý	You may accept honoraria or gifts, provided that the organization providing the honorarium or gift is not a client, vendor, supplier or money manager under Russell review. The honorarium or gift, however, must be reported to the Compliance Department as described below under the Gifts and Entertainment section.

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Ý	You may also accept awards from civic, charitable, educational or religious organizations for recognition of your services or accomplishments outside the scope of your capacity as a representative of Russell and those awards are not considered gifts or outside compensation and are not required to be reported.

When acting in a professional capacity as a representative of Russell:

Ý	You should not accept cash or cash equivalent honoraria, and should tactfully decline such offers. However, if any organization insists upon payment of an honorarium, you should advise the organization that the honorarium will be donated to a Russell-sponsored community organization through Russell’s Government and Community Relations Department.

Ý	Any gifts given to you are subject to Russell’s gifts and entertainment policies.

Ý	You may accept reimbursement from organizations for ordinary and customary travel and lodging expenses incurred in connection with an engagement that has been approved by your supervisor.

Ý	You should also consider coordinating any speaking engagement with the Corporate Communications Department.

PERSONAL POLITICAL CONTRIBUTIONS

Overview

To promote transparent and fair dealings with all of Russell’s clients, Russell has adopted a Political Contributions Policy. This policy requires reporting of political contributions made by associates and their immediate family members and places limitations on certain contributions. Associates must pre-clear with Compliance in the PTA system in advance of the date of any intended political contributions that they, their spouse or any dependent child may wish to make or solicit. You should refer to the policy document for more detailed information on limitations and reporting requirements. By certifying to the U.S. Code of Ethics, you are also certifying that you agree to comply with Russell’s Political Contributions Policy, which can be accessed through the OCLO Homepage on the Russell Intranet.

GIFTS AND ENTERTAINMENT

Overview

It is Russell’s policy to earn business based on the quality of our products and services and to select and manage our service providers on the same basis. Accordingly, you should not provide or solicit gifts, entertainment or other items of value for the purpose of unduly influencing the recipient’s judgment or in return for any business, service or confidential information. This policy applies to gifts, entertainment, events and charitable contributions.

Russell is subject to various regulatory and industry organizations that have policies and rules that should be considered when giving or receiving gifts and entertainment. You should also be aware that many Russell clients and prospects—notably, government plans and those subject to ERISA—have their own strict policies on the giving and receiving of gifts, entertainment and other contributions. You should be prepared to discuss these policies with clients or prospects before arranging entertainment or providing gifts.

Also, individual business units may impose additional or more restrictive requirements than those set forth in the U.S. Code due to specific regulatory requirements or a management decision to apply stricter standards than those required by law or regulation.

Gifts

You may give and accept gifts with values of up to $100 per recipient per calendar year to or from clients, distributors of Russell’s investment products, vendors or suppliers to Russell, or money manager firms reviewed by Russell. You must report gifts given or accepted with values in excess of $25 per person in the PTA System within seven (7) calendar days of the date the gift was given or received. The value of a gift is the amount paid for the gift or a reasonable estimate thereof, not including the cost of special logos or inscriptions.

Gifts of cash or its equivalent (including gift certificates or gift cards if they are redeemable in full or in part for cash) are not permitted. Tickets to sporting events or shows, rounds of golf, etc. are considered gifts unless

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both you and the person(s) giving or accepting the tickets, golf, etc. attend the event, in which case the event is considered entertainment—this applies even if you pay for the event with your own money.

You should tactfully refuse or return a gift with a value of more than $100, unless to do so would embarrass the giver or prejudice a business relationship. If a gift with a value of more than $100 is accepted for business reasons, you must report it to the Compliance Department and remit the amount of the gift’s value in excess of $100, or give the gift itself, to Russell’s Government and Community Relations for appropriate disposition.

No prior approval or reporting is required for the items given or accepted as described below and they do not count toward the $100 limit on individual gifts:

Ý Personal gifts (wedding, birthday, etc.) provided that (i) you pay for the gift with your own money and (ii) the gift is not related to Russell business. In determining whether an item of value is a personal gift, you should consider whether you would otherwise give the gift or receive the gift if there were no business relationship,

Ý Promotional materials (logoed golf balls, pens, etc.) with a value of less than $25,

Ý Recognition gifts not related to sales, such as those received in recognition of community service, if the gift cannot reasonably be considered to influence your judgment and if to refuse would appear discourteous,

Ý Prize drawings with values of no more than $100, such as door prizes, at events sponsored by vendors or others seeking to do business with Russell, if eligibility is open to anyone in attendance, attendance goes beyond solely Russell Associates, and it is awarded on the basis of bona fide chance or skill. However, Associates who sponsor such events where attendance is restricted to the employees from one single fund distributor or money manager company must appropriately report those items as gifts, and

Entertainment

Entertainment must not be lavish or excessive so as to appear to unduly influence the judgment of the recipient, or otherwise appear improper. There is no specific dollar amount that represents “lavish or excessive entertainment”—this is a judgment call that you must make on a case-by-case basis in advance of the entertainment. Expense reimbursement requests that are considered “lavish or excessive” after the fact may be rejected and/or subject to review and potential sanctions.

In determining whether any entertainment is reasonable and not lavish or excessive, you should consider whether the primary purpose of the entertainment is to spend quality time with the client, prospect or vendor and how will it appear to others outside of the business relationship.

If you are hosting the entertainment, but are not present for it, the value of the entertainment is considered a gift subject to the requirements outlined above. Likewise, if a third party hosting the entertainment is not present and you attend the event, the entertainment is considered a gift to you. If the entertainment includes “gifts” (e.g. souvenirs, pro shop equipment, etc.), those items are subject to the gift reporting requirements described above.

You should tactfully refuse the provision of lavish, excessive or frequent acts of entertainment or other hospitality that may create an impression of impropriety. Likewise, you should not host lavish, excessive or frequent acts of entertainment or other hospitality that may create an impression of impropriety.

For more detailed information about entertainment and other expenses, you may refer to Russell’s “Global Travel and Entertainment Policy” which can be accessed through the Finance intranet site.

Travel Paid by Others

Associates may occasionally be invited to out-of-town meetings, seminars, or site visits by third parties doing business with or seeking to do business with Russell. You should consider whether offers to pay for transportation and lodging made by a client, vendor, or other entity with which Russell conducts, or is considering conducting business, are appropriate for the situation or give the appearance of impropriety. Where such offers do give the appearance of impropriety, you should tactfully refuse the offer. In some cases, it will be more appropriate for Russell to pay for your expenses related to the event.

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Factors to consider include whether the offer is made in connection with an event which primarily serves a business purpose, whether the offer has been extended to others similarly situated on a comparable basis, whether the travel is for legitimate company business and whether it may be more appropriate for Russell to cover the expenses. Certain business units may have more restrictive policies and you should contact your supervisor with any questions.

TRAINING AND EDUCATION

The Compliance Department will provide you with training and education regarding the U.S. Code on a periodic basis. You are required to attend any training sessions and/or read any applicable training materials provided by the Compliance Department. Failure to complete required compliance training is considered a violation of the U.S. Code and will be addressed in the same manner as any other violation.

CONSEQUENCES FOR VIOLATING THE CODE

Any violation of the requirements set forth in the U.S. Code or the policies referenced in it may result in the imposition of such sanctions as Russell may deem appropriate under the circumstances. These sanctions may include, but are not limited to, the following:

Ý Removal or suspension from office, Ý Letter of censure,

Ý Probation,

Ý Suspension of privileges,

Ý Restitution to the appropriate member of Russell or client of Russell, as management deems appropriate,

Ý	Fines as permitted by law, and/or

Ý	Termination of employment for cause.

In addition to sanctions, Russell may refer any violation to civil or criminal authorities as appropriate.

ADMINISTRATION OF THE CODE

Exceptions to the Code

Exceptions to the U.S. Code may be granted only in very limited circumstances and only if the exception in question does not involve any opportunity for abuse and does not conflict with any client interest. You must submit a written request for an exception to the Compliance Department describing the nature of the exception and the reason it is being sought.

Restriction on Use of Code

The U.S. Code is intended for the use of Associates in connection with their job-related duties. However, copies of the U.S. Code may be requested by clients or prospects or other outside persons or entities on occasion. All copies of the U.S. Code provided to any outside person or entity must be delivered in read-only format.

Amendments to the Code

The Compliance Department may provide you with material amendments to the U.S. Code from time-to-time and you must provide the Compliance Department with a written acknowledgment that you have received the amendments and agree to comply with terms of the amendments (outside the annual certification process).

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APPENDIX 1

U.S. Personal Trading Policy and Procedures

JANUARY 2015

Table of contents

CHAPTER PAGE

OVERVIEW	1
REPORTING YOUR ACCOUNTS	1
What Accounts Must Be Reported	1
When Must Accounts Be Reported	1
How Must Accounts Be Reported	2
Electronic Data Feed Broker-Dealers	2

REPORTING YOUR HOLDINGS AND TRANSACTIONS	2
Initial and Annual Holdings Reports	2
Quarterly Transaction Reports	2
Additional Considerations to the Transaction Reporting Requirement	3
1. Discretionary Accounts	3

2. Automatic Investment Plans	3

OBTAINING APPROVAL FOR YOUR TRADES	3
Pre-Clearance of Covered Securities Transactions	3
Exceptions to the Pre-Clearance Requirement	3
1. De Minimis Transactions	3

2. Discretionary Accounts	3

3. Automatic Investment Plans	4

4. Certain Mutual Funds	4

5. Exchange Traded Funds	4

6. Certain Other Security Types	4

Short Sales, Margin Transactions and Options	4

OTHER PROHIBITED OR RESTRICTED INVESTMENTS	4
Initial Public Offerings	4
LSEG Securities	4
60-Day Limitation on Purchase and Sales	4
7-Day Blackout Period	5
Private Securities Transactions	5
Derivatives	5
Russell Index Requirements and Restrictions	5
Restricted List	5

OTHER EXCEPTIONS	5

GLOSSARY	6

SUMMARY INFORMATION SHEET

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OVERVIEW

Due to the potential conflicts of interest inherent in our business, Russell has developed these Personal Trading Policies and Procedures (the “Policy”) regarding your personal trading activity which are designed to minimize those conflicts and ensure that we remain focused on meeting our duties to our clients. In order to ensure that you are trading in your personal investment accounts lawfully and in a manner that avoids actual or potential conflicts between your own interests and the interests of Russell or our clients, you must report certain accounts, holdings and transactions through the Personal Trading Assistant (“PTA”) system as described in more detail below.

You should refer to the Glossary Section for more detailed information regarding the key terms used in this Policy.

You should also refer to the Summary Information Sheet at the end of this Policy for a concise, but not exhaustive, listing of the requirements.

REPORTING YOUR ACCOUNTS

What Accounts Must Be Reported

You must report any investment account over which you direct or have the ability to direct the account’s investments or any account in which you or any of the following individuals has a Beneficial Ownership interest:

Ý	your spouse, domestic partner or minor children, and

Ý	any other financial dependent living in your household,

AND the account holds or is capable of holding a Covered Security.

Such accounts shall be referred to as Reportable Accounts and you and the individuals described above shall be collectively referred to as Covered Persons. If a Covered Person is already employed by or contracted with Russell, please notify the Compliance Department for further instruction.

Reportable Accounts include brokerage accounts, retirement accounts, employee stock compensation plans and transfer agent accounts. Reportable Accounts also include Discretionary Accounts and those accounts from which a Covered Person benefit indirectly, such as a family trust or family partnership, and accounts in which a Covered Person has a joint ownership interest, such as a joint brokerage account.

You are not required to report any accounts maintained within the Russell Investment Program for Associates (“RIPA”) or other Russell-sponsored retirement or benefit plans because those accounts are otherwise under supervision by Russell.

You are also not required to report 529 plans or similar college savings plan if the account holds only unaffiliated open-end mutual funds or commingled vehicles.

“Blind Trusts” or Trust accounts in which each of the following criteria apply will generally be granted an exemption from the trading oversight requirements if it can be determined that discretion has been irrevocably given to a fully independent party:

Ý	You or a Covered Person have a Beneficial Ownership interest in the account

Ý	Neither you nor a Covered Person is a listed Trustee

Ý	The Trustee (or an appointed third-party) has full investment discretion over the Trust’s assets

Ý	You or a Covered Person have no direct or indirect influence or control over the account, or the ability to influence the Trustee (or the appointed third party that has investment discretion), other than the power to replace the Trustee with another third-party

If all four of the above statements are true, please ask the Global Compliance Operations team to assign a Trust Account Certification Disclosure to you which will allow you to disclose the account. Upon receipt of the certification disclosure in Protegent PTA, please complete as soon as possible.

Please contact the Compliance Department if you hold any securities in physical certificate form or if you are not sure if a particular account is required to be reported.

When Must Accounts Be Reported

You must report all of your Reportable Accounts within 10 days of commencing employment with Russell or otherwise becoming subject to the U.S. Code of Ethics. You must also report any new Reportable Account in the PTA System within seven (7) calendar days of the established date of the account, and prior to placing a trade in that account.

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How Must Accounts be Reported

You must notify the Compliance department of your Reportable Accounts via the PTA system which can be accessed from Russell’s intranet site. A Quick Reference Guide with more detail about how to report accounts can be found on the PTA system homepage.

When opening a new account, you should notify the financial institution at which your account is maintained that you are associated with Russell, whose affiliated entities include FINRA member firms. The Compliance Department will notify the financial institution maintaining your Reportable Account whether you have Russell’s permission to maintain the account and will direct the financial institution to forward duplicate transaction confirmations and statements to Russell.

More detail about the type of information required to be reported for your Reportable Accounts can be found in the Glossary Section.

Electronic Data Feed Broker-Dealers

If you were hired on or after January 1, 2013, you are required to maintain all Reportable Accounts with one of the preferred data feed brokers listed below. Additionally, if you maintain a reportable account at a broker other than those listed below, you will be required to close or transfer the account to a data feed broker within thirty (30) business days of your hire date at Russell. If you were hired prior to January 1, 2013, you may maintain your existing brokerage accounts, but you are strongly encouraged to transfer existing accounts and any future accounts to one of the datafeed brokers listed below. Russell’s preferred list of broker-dealers with electronic data feed capabilities include the following:

Ý	Ameriprise

Ý	Bank of America Merrill Lynch

Ý	Charles Schwab

Ý	Chase

Ý	Edward Jones

Ý	E*Trade

Ý	Fidelity

Ý	Interactive Brokers

Ý	Morgan Stanley Smith Barney

Ý	Options Express

Ý	Raymond James

Ý	ScottTrade

Ý	Stifel Nicolaus
Ý	TD Ameritrade

Ý	T. Rowe Price

Ý	UBS

Ý	USAA

Ý	Vanguard

Ý	Wells Fargo (FKA Wachovia)

If you wish to request an exception, which may be granted under certain circumstances, but is not guaranteed, you must contact the Global Compliance Operations Team prior to opening your new account. Associates hired after January 1, 2013 must contact compliance with any requests for exceptions within ten (10) calendar days of commencing employment with Russell or otherwise becoming subject to the U.S. Code of Ethics.

REPORTING YOUR HOLDINGS AND TRANSACTIONS

Initial and Annual Holdings Reports

You must report within 10 days of commencing employment with Russell or otherwise becoming subject to the U.S. Code of Ethics an Initial Holdings Report which includes all of your Covered Securities holdings. You must not make any personal trades until an Initial Holdings Report has been submitted.

You must also submit Annual Holdings Reports which must account for both discretionary and non-discretionary transactions. You can satisfy the requirement to submit Annual Holdings Reports by ensuring that the Compliance Department receives duplicate trade confirmations and statements for your Reportable Accounts and reviewing the accuracy of your information in the PTA system on a regular basis.

More detail about the information required to be reported for your Initial and Annual Holdings Reports can be found in the Glossary Section.

Quarterly Transaction Reports

Except as provided below, you must submit no later than 30 days after the end of each calendar quarter, a Quarterly Transaction Report of all transactions in Covered Securities by you or a Covered Person during the quarter. You can satisfy the requirement to submit Quarterly Transaction Reports by ensuring that the Compliance Department receives duplicate trade confirmations and statements for your Reportable Accounts and reviewing the accuracy of your information in the PTA system on a regular basis.

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More detail about the information required to be reported for your Quarterly Transaction Reports can be found in the Glossary Section.

Additional Considerations to the

Transaction Reporting Requirement

1. DISCRETIONARY ACCOUNTS

You are required to submit a Quarterly Transaction Report with respect to transactions in securities held in accounts over which a Covered Person had no direct or indirect influence or control, such as a Discretionary Account. You are also required to report the accounts and submit Initial and Annual Holdings reports for such accounts as described above.

2. AUTOMATIC INVESTMENT PLANS

You are required to submit a Quarterly Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan. You are also required to report the accounts and submit Initial and Annual Holdings reports for such accounts as described above.

OBTAINING APPROVAL FOR YOUR TRADES

Pre-Clearance of Covered Securities Transactions

Except as provided below, you must obtain prior approval (i.e., “pre-clearance”) through the PTA system of all transactions in Covered Securities in a Reportable Account. You are not required to obtain pre-clearance for trades in Exempt Securities.

Pre-cleared trades are valid in the PTA system until the end of the next trade date. If you want to keep the order open at your broker, you must resubmit the preÂclearance request in the PTA system at the end of the next trade date.

Also, if the terms of the order are changed, or if the order is withdrawn or cancelled and subsequently reentered at a later time, you must cancel the preclearance request and submit another pre-clearance request in the PTA system for the new order.

When requesting pre-clearance of a trade, you must certify that:

Ý	The trade is not based on material, non-public information, and

Ý To the best of your knowledge, the trade does not conflict with any current investment activity of any Russell client or fund.

Exceptions to Pre-Clearance

Requirement 1. DE MINIMIS TRANSACTIONS

You may trade up to the lesser of 500 shares of a particular equity security, ADR or closed-end mutual fund in a rolling 7 calendar day period without preclearance provided the total market value of the trade does not exceed $25,000. In other words, if the trade or series of trades of a particular equity security, ADR or closed-end mutual fund within a rolling 7 calendar day period exceeds 500 shares or $25,000, you must pre-clear the trade(s) in the PTA system.

You may trade up to 5 contracts for options on an equity security in a rolling 7 calendar day period without pre-clearance.

You may also trade up to $50,000 par value in a particular fixed income security in a rolling 7 calendar day period without pre-clearance.

Transactions which qualify for these de minimis exceptions must be traded in a reported account and are subject to all other provisions of this Policy and the U.S. Code of Ethics.

You are discouraged from executing de minimis transactions immediately following denial of a preclearance request.

2. DISCRETIONARY ACCOUNTS

Although you are required to report Discretionary Accounts as described above, you are not required to obtain pre-clearance of transactions in Discretionary Accounts, provided that the following conditions are met:

Ý At the time such account is initially reported or opened, you provide a copy of the executed Discretionary Advisory Agreement to the Compliance Department,

Ý You provide an additional representation, when entering the account information through PTA, that transactions in the account are, in fact, effected on a discretionary basis by the investment advisor,

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Ý	In the event that you participate in any decision regarding purchases or sales in the account, such transactions must be pre-cleared,

Ý	You will be required to attest annually to the account’s continued discretionary status, and

Ý	Russell reserves the right to contact your advisor to verify the discretionary status of the account.

3. AUTOMATIC INVESTMENT PLANS

You are not required to obtain pre-clearance for transactions in a Reportable Account pursuant to an Automatic Investment Plan. Additional purchase and sales that are not automatic, however, must be pre-cleared.

4. CERTAIN MUTUAL FUNDS

You are not required to obtain pre-clearance for transactions in non-affiliated open-end mutual funds. You are also not required to obtain pre-clearance for transactions in Russell Investment Company funds made through RIPA or other Russell-sponsored retirement or benefit plans.

However, in accounts maintained outside of RIPA or other Russell-sponsored retirement or benefit plans, you are required to obtain pre-clearance for all transactions in:

Ý	Russell Investment Company funds, including Exchange Traded Funds (ETFs), and money market funds

Ý	All closed-end mutual funds in excess of the de minimis exception amounts.

5. EXCHANGE TRADED FUNDS

You are required to report, but not required to pre-clear, transactions in unaffiliated exchange traded funds (ETFs). You are required to report and pre-clear all transactions in affiliated ETFs.

6. CERTAIN OTHER SECURITY TYPES

You are required to report, but not required to pre-clear, transactions in the following security types:

Ý Foreign Exchange (FX)

Ý Physical Commodities

Ý Derivatives on any of the above security types

Ý	Derivatives on generally recognized, non-Russell indexes

Short Sales, Margin Transactions and Options

You may engage in short sales and margin transactions and purchase and sell options provided you obtain pre-clearance and meet all other provisions of the U.S. Code of Ethics and this Policy. You should keep in mind, however, that these types of transactions can have unintended consequences. For example, any sale by a broker to cover a margin call or a short position will be in violation of these provisions unless it is pre-cleared or otherwise subject to an exception to the pre-clearance requirement. Also, any volitional sale of securities acquired at the expiration of a long call option will be in violation of these provisions unless it is pre-cleared or otherwise subject to an exception to the pre-clearance requirement.

OTHER PROHIBITED OR RESTRICTED INVESTMENTS

LSEG Securities

Associates trading in securities issued by LSEG are restricted and requires pre-trade approval for all trades, no deminimis exception.

Initial Public Offerings

You are prohibited from acquiring securities in a U.S. initial public offering. However, you may purchase securities after the U.S. initial public offering is completed and the underwriting has terminated. On a case by case basis, you may purchase securities in an initial public offering outside the U.S. subject to local jurisdiction regulations and only after obtaining prior approval from the Compliance Department.

60-Day Limitation on Purchase and Sales Except for the security types listed below, you are restricted from repurchasing a security you have sold in the last 60 days, or selling a security you have purchased in the last 60 days:

Ý	Exempt Securities

Ý	ETFs

Ý	Foreign Exchange (FX)

Ý	Physical Commodities

Ý	Derivatives on any of the above security types

Ý	Derivatives on generally recognized, non-Russell indexes

This requirement also applies to a security purchased or sold under the de minimis exception to the preclearance requirement.

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7-Day Blackout Period

You are prohibited from buying or selling a security that is being traded in a Russell investment strategy, as may be determined by Russell within seven (7) calendar days of the execution date. Pre-clearance requests for trades in these securities will be denied.

Private Securities Transactions

You are prohibited from acquiring any security issued in a Private Securities Transaction, such as a limited offering or private placement, without prior approval from the Compliance Department obtained through the PTA system. Approval may be granted after a review of the facts and circumstances, including the following:

Ý Whether an investment in the securities is likely to result in future conflicts with any client interests, and

Ý Whether you are being offered the opportunity due to your employment at or association with Russell.

Compliance may contact your supervisor to discuss the proposed transaction prior to approving it. The Compliance Department will update your holdings information to reflect such transaction if approved.

Derivatives (Options and Futures)

You may trade in certain financial derivatives as outlined in the preceding sections of the Policy. More complex derivatives may be restricted by the Compliance Department. Associates are required to contact Global Compliance Operations prior to purchasing financial derivatives, in order to obtain additional information on restrictions and how these trades are processed from a personal trading perspective. In addition, associates should be prepared to discuss the characteristics of the derivative product and the underlying securities or financial products on which the derivative is based in order to provide assurance that the financial derivatives will not provide an opportunity for unlawful trading.

Russell Index Requirements and Restrictions

If you are on the Index Team or if you obtain confidential information related to changes in the design and construction of the Russell Indexes or to specific securities under consideration for addition to, removal from, or adjustment within one of the Russell Indexes, you may not trade in the following during the relevant reconstitution period:

Ý	Securities, or derivatives based on securities, which are under consideration for addition to, removal from, or adjustment within the relevant Russell Index

Ý	Exchange Traded Funds based on the relevant Russell Index

Ý	Securities or Licensed Derivatives based on the relevant Russell Index

In addition, you are required to seek pre-clearance for all trades during any reconstitution, regardless of the size of the trade.

Restricted List

Trading securities on the restricted list is prohibited, unless the trade is under the de minimis exception amounts.

OTHER EXCEPTIONS

Under very limited circumstances, an exception to the provisions of this Policy not otherwise described above may be granted on a case-by-case basis if it is determined that the proposed conduct involves no opportunity for abuse and does not conflict with client interests. Requests for such exceptions must be made in writing to the Compliance Department and describe the nature of the exception and the reason it is being requested.

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GLOSSARY

AFFILIATED MUTUAL FUNDS: Affiliated Mutual Funds include the following fund families:

Ý Russell Investment Company Funds,

Ý Russell Investment Funds, and

Ý All other investment funds domiciled inside or outside the United States that are managed or advised by a Russell affiliate.

AFFILIATED EXCHANGE TRADED FUNDS (ETFS):

Affiliated ETFs include any exchange traded funds domiciled inside or outside of the United States that are managed or advised by a Russell affiliate. ETFs based on Russell indexes that are not managed or advised by a Russell affiliate are NOT considered affiliated ETFs.

ASSOCIATE: The term Associate includes Russell’s employees, directors and officers. However, the term Associate shall not include disinterested trustees or directors of Russell, or any affiliated investment company of Russell.

AUTOMATIC INVESTMENT PLAN: An Automatic Investment Plan means a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation (i.e., dividend reinvestment plan, a payroll reduction plan or employee retirement plan contribution).

BENEFICIAL OWNERSHIP: Beneficial Ownership has the same meaning as in Rule 16a-1(a)(2) under the Securities Act of 1934, as amended. In general, a person has beneficial ownership of a security if such person has or shares (i) voting or dispositive power with respect to such security and (ii) a direct or indirect pecuniary interest in such security, including through any contract, arrangement, understanding, relationship or otherwise.

COVERED SECURITY: Covered Security shall mean a security as that term is defined in Section 2(a)(36) of the 1940 Act including commodities contracts as defined in Section 2(a)(1)(a) of the Commodity Exchange Act, except that it shall not include Exempt Securities. Generally speaking, securities include any note; stock; bond; debenture; evidence of indebtedness; certificate of interest or participation in any profit sharing agreement; collateral trust certificate; pre-organization certificate of subscription; transferable share; investment contract; voting-trust certificate; certificate of deposit for a security; fractional undivided interest in oil, gas, or other mineral rights; any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof); or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or, in general, any interest or instrument commonly known as a security; or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing. For purposes of this policy, the term Covered Security also includes exchange traded funds and shares of Affiliated Mutual Funds.

DISCRETIONARY ACCOUNT: A Discretionary Account is one from which a Covered Person could benefit, but over which the Covered Person has no investment discretion or influence. An example of a Discretionary Account would be a professionally advised account about which you will not be consulted or have any input on specific transactions placed by the investment manager prior to execution.

EXEMPT SECURITIES: Exempt Securities include securities issued by the government of the United States or a foreign government; bankers’ acceptances; bank certificates of deposit; commercial paper; high-quality, short-term debt instruments, including repurchase agreements; shares of open-end investment companies (mutual funds) registered under the Investment Company Act of 1940 (except as noted previously); and Unit Investment Trusts (UITs) that invest exclusively in one or more nonaffiliated open-end funds.

INITIAL AND ANNUAL HOLDINGS REPORTS: Initial and Annual Holdings reports must contain, at a minimum, the following information current as of a date not more than 45 days prior to the date of the report:

Ý	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number

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of shares, and principal amount of each reportable security in which the Covered Person has any direct or indirect beneficial ownership,

Ý The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the Covered Person’s direct or indirect benefit, and

Ý The date the Associate submits the report.

PERSONAL SECURITIES TRANSACTIONS: Personal Securities Transactions include transactions that occur outside normal market facilities or outside a securities brokerage account and include, but are not limited to, limited offerings, private placements, unregistered securities, private partnerships and investment partnerships.

QUARTERLY TRANSACTION REPORTS: Quarterly Transaction Reports must contain, at a minimum, the following information about each transaction involving a Covered Security in which the Covered Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

Ý The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved,

Ý The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), Ý The price of the security at which the transaction was effected,

Ý The name of the broker, dealer or bank with or through which the transaction was effected, and

Ý	The date the Associate submits the report.

REPORTABLE ACCOUNTS: The information required to be reported regarding a Reportable Account includes the following:

Ý The name of the broker, dealer or bank with whom the Covered Person established the account,

Ý The date the account was established, and Ý The date that the report is submitted by the Associate.

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U.S. Personal Trading Policy and Procedures

Summary Information Sheet

Pre-clearance Required:

Stock (common and preferred) or other equity securities, including any security convertible into equity securities, in excess of the de minimis exception amounts

Bonds and notes in excess of the de minimis exception amounts

Closed-end mutual funds in excess of the de minimis exception amounts

American Depositary Receipts (ADRs) in excess of the de minimis exception amounts

Affiliated mutual funds trading through financial institutions other than the Russell Investment Program for Associates (RIPA) or various Russell retirement accounts, including affiliated money market funds

Affiliated Exchange Traded Funds (ETFs)

Reporting of Transactions Required, but No Pre-Clearance Required (You can satisfy the reporting requirement by ensuring that the Compliance Department receives duplicate trade confirmations and statements):

Foreign Exchange (FX), Physical Commodities, and derivatives on these security types.

Derivatives on generally recognized, non-Russell indexes

Security transactions in discretionary accounts (i.e., associate has no direct or indirect influence or control)

Stock and bond transactions below the de minimis exception amounts

Un-Affiliated Exchange Traded Funds (ETFs), and derivatives on un-affiliated ETFs

Non-volitional transactions (i.e., splits, tender offers, mergers, stock dividends, dividend reinvestments, etc.)

No Pre-clearance and No Reporting of Transactions Required:

Securities issued by the government of the U.S. or a foreign government

Bankers’ acceptances, CDs, commercial paper

Open-ended, non-affiliated mutual funds, including money market funds

Affiliated mutual funds trading through the Russell Investment Program for Associates (RIPA) or various Russell retirement accounts

529 Plans or similar college savings plan if the account holds only unaffiliated open-end mutual funds or commingled vehicles.

De Minimis Exception to Pre-Clearance Requirement

You may trade up to the lesser of 500 shares of a particular equity security, ADR or closed end mutual fund in a rolling 7 calendar day period without pre-clearance provided the total market value of the trade does not exceed $25,000. In other words, if the trade or series of trades of a particular equity security, ADR or closed-end mutual fund within a rolling 7 calendar day period exceeds 500 shares or $25,000, you must pre-clear the trade(s) in the PTA system.

You may trade up to 5 contracts for options on an equity security in a rolling 7 calendar day period without pre-clearance. You may also trade up to $50,000 par value in a particular fixed income security in a rolling 7 calendar day period without pre-clearance.

Transactions which qualify for these de minimis exceptions must be traded in a reported account and are subject to all other provisions of the U.S. Personal Trading Policy and Procedures and the U.S. Code of Ethics.

Prohibited Transactions and Other Restricted Activities

Participating in initial public offerings of any U.S. securities is prohibited

Participating in initial public offerings outside the U.S. requires pre-approval by Compliance

Participating in private securities transactions, such as limited offerings/private placements requires pre-approval

Purchasing a security you have sold in the last 60 days, or selling a security you have purchased in the last 60 days is prohibited, except for exempt securities, ETFs, Foreign Exchange (FX), Physical Commodities, derivatives on the aforementioned security types, and derivatives based on generally recognized, non-Russell indexes.

Trading securities on the restricted list is prohibited, unless the trade is under the de minimis exception amounts.

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U.S. Personal Trading Policy and Procedures Summary Information Sheet (CONTINUED)

Prohibited Transactions and Other Restricted Activities (CONTINUED)

You may trade in certain financial derivatives, which are based on generally recognized indexes and single stocks. More complex derivatives may be restricted by the Compliance Department. Associates are required to contact Global Compliance Operations prior to purchasing financial derivatives, in order to obtain additional information on restrictions and how these trades are processed from a personal trading perspective. Futures on single stocks are prohibited.

If you are on the Index Team or if you obtain confidential information related to changes in the design and construction of the Russell Indexes or to specific securities under consideration for addition to, removal from, or adjustment within one of the Russell Indexes, you may not trade in the following during the relevant reconstitution period:

Ý Securities, or derivatives based on securities, which are under consideration for addition to, removal from, or adjustment within the relevant Russell Index

Ý Exchange Traded Funds based on the relevant Russell Index

Ý Securities or Licensed Derivatives based on the relevant Russell Index

In addition, you are required to seek pre-clearance for all trades during any reconstitution, regardless of the size of the trade.

Reportable Accounts

Reportable Accounts include any investment account over which you direct or have the ability to direct the account’s investments or any account in which you, your spouse, domestic partner, minor children or any other financial dependent living in your household has a Beneficial Ownership interest, AND the account holds or is capable of holding a Covered Security.

Reportable Accounts include brokerage accounts, retirement accounts, employee stock compensation plans and transfer agent accounts. Reportable Accounts also include Discretionary Accounts and those accounts from which a Covered Person benefit indirectly, such as a family trust or family partnership, and accounts in which a Covered Person has a joint ownership interest, such as a joint brokerage account.

You are not required to report any accounts maintained within the Russell Investment Program for Associates (“RIPAÓ) or other Russell-sponsored retirement or benefit plans because those accounts are otherwise under supervision by Russell.

You are also not required to report 529 plans or similar college savings plan if the account holds only unaffiliated open-end mutual funds or commingled vehicles.

Please contact the Compliance Department if you hold any securities in physical certificate form or if you are not sure if a particular account is required to be reported.

Covered Securities

Covered Securities means a security as that term is defined in Section 2(a)(36) of the 1940 Act including commodities contracts as defined in Section 2(a)(1)(a) of the Commodity Exchange Act, except that it shall not include Exempt Securities. Generally speaking, securities include any of the following:

Ý stock

Ý bond

Ý note

Ý Affiliated Mutual Fund, including affiliated money market fund

Ý exchange traded fund

Ý debenture

Ý evidence of indebtedness

Ý certificate of interest or participation in any profit sharing agreement

Ý collateral trust certificate

Ý pre-organization certificate of subscription Ý transferable share

Ý investment contract; voting-trust certificate

Ý certificate of deposit for a security

Ý fractional undivided interest in oil, gas, or other mineral rights

Ý any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof)

Ý any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency

Ý any interest or instrument commonly known as a security

Ý any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

Russell Investments // U.S. Code of Ethics // January 2015

U.S. Personal Trading Policy and Procedures Summary Information Sheet (CONTINUED)

Exempt Securities

Exempt Securities include the following:

Ý	securities issued by the government of the United States or a foreign government

Ý	bankers’ acceptances

Ý	bank certificates of deposit

Ý	commercial paper

Ý	high-quality, short-term debt instruments, including repurchase agreements

Ý shares of open-end investment companies (mutual funds) registered under the Investment Company Act of 1940 (except as noted above)

Ý Unit Investment Trusts (UITs) that invest exclusively in one or more non-affiliated open-end funds

Russell Investments // U.S. Code of Ethics // January 2015